EXHIBIT 21

SUBSIDIARIES OF AMERIGAS PARTNERS, L.P.

SUBSIDIARY	OWNERSHIP	STATE OF INCORPORATION
AmeriGas Finance Corp.	100%	DE
AmeriGas Eagle Finance Corp.	100%	DE
AP Eagle Finance Corp.	100%	DE
AmeriGas Finance LLC	100%	DE
AmeriGas Propane, L.P.	(1)	DE
AmeriGas Propane Parts & Service, Inc.	100%	PA
Heritage Energy Resources, L.L.C.	100%	OK
M-P Oils Ltd.	100%	CANADA
902 Gilbert Street, LLC	100%	NC
Metro Lawn, LLC	100%	DE
AmeriGas Eagle Holdings, Inc.	100%	DE
AmerE Holdings, Inc.	100%	DE
Active Propane of Wisconsin, LLC	100%	DE

(1)	1.0101% owned by AmeriGas Propane, Inc., the General Partner, 98.8899% owned by AmeriGas Partners, L.P., a Limited Partner and 0.1% owned by AmeriGas Eagle Holdings, Inc., a Limited Partner.